EXHIBIT 2(a)


                                                          EXECUTION COPY
                                                          --------------



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                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                           CNA FINANCIAL CORPORATION,


                           CHICAGO ACQUISITION CORP.,


                                       and


                           THE CONTINENTAL CORPORATION


                          Dated as of December 6, 1994



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


TABLE OF CONTENTS

                                                                    Page
                                                                    ----

                                    ARTICLE I
                                    THE MERGER  ...................   2

SECTION 1.1.    The Merger ........................................   2
SECTION 1.2.    [Intentionally omitted]............................   2
SECTION 1.3.    Closing ...........................................   2
SECTION 1.4.    Effective Time.....................................   2
SECTION 1.5.    Effect of the Merger ..............................   2
SECTION 1.6.    Directors and Officers; Certificate of
                   Incorporation; By-Laws .........................   3
SECTION 1.7.    Effect on Capital Stock ...........................   3
SECTION 1.8.    Payment Fund ......................................   4
SECTION 1.9.    Stock Transfer Books ..............................   6
SECTION 1.10.   Employee Stock Options ............................   6
SECTION 1.11.   Dissenting Shares .................................   7

                         ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF NEW YORK ..............   8

SECTION 2.1.    Organization, Good Standing, Power,
                 Authority, Etc. ..................................   8
SECTION 2.2.    Capitalization of New York ........................   9
SECTION 2.3.    SEC Documents .....................................   9
SECTION 2.4.    [Intentionally omitted] ...........................  11
SECTION 2.5.    Authority and Qualification of New York ...........  11
SECTION 2.6.    Subsidiaries ......................................  11
SECTION 2.7.    Outstanding Securities ............................  12
SECTION 2.8.    No Contravention, Conflict, Breach,
                  Etc. ............................................  12
SECTION 2.9.    Consents ..........................................  13
SECTION 2.10.   No Existing Violation, Default, Etc. ..............  14
SECTION 2.11.   Licenses and Permits ..............................  14
SECTION 2.12.   Title to Properties ...............................  15
SECTION 2.13.   Environmental Matters .............................  15
SECTION 2.14.   Taxes .............................................  16
SECTION 2.15.   Litigation ........................................  17
SECTION 2.16.   Labor Matters .....................................  17
SECTION 2.17.   Contracts .........................................  17
SECTION 2.18.   Finder's Fees .....................................  18
SECTION 1.19.   Financial and Statutory Statements ................  18
SECTION 2.20.   Employee Benefits .................................  19
SECTION 2.21.   Contingent Liabilities ............................  20
SECTION 2.22.   No Material Adverse Change ........................  20
SECTION 2.23.   Investment Company ................................  21
SECTION 2.24.   No Bank Regulatory Oversight ......................  21
SECTION 2.25.   October Agreements ................................  22

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF CHICAGO
                                  AND MERGER SUB ..................  22

SECTION 3.1.   Organization, Good Standing, Power,
                 Authority, Etc. ..................................  22
SECTION 3.2.   No Conflicts; No Consents ..........................  23
SECTION 3.3.   Proxy Statement, Etc. ..............................  23
SECTION 3.4.   Available Funds ....................................  24
SECTION 3.5.   Finder's Fees ......................................  24

                                 ARTICLE IV
                 CONDUCT OF BUSINESSES PENDING THE MERGER .........  24

SECTION 4.1.   Pre-Closing Activities .............................  24
SECTION 4.2.   Acquisition Proposals ..............................  27
SECTION 4.3.   Shareholders Rights Plan ...........................  28

                                 ARTICLE V
                          ADDITIONAL COVENANTS ....................  28

SECTION 5.1.   Notification of Certain Matters ....................  28
SECTION 5.2.   Action by Shareholders .............................  28
SECTION 5.3.   Regulatory Approvals ...............................  30
SECTION 5.4.   Access .............................................  31
SECTION 5.5.   Further Action; Reasonable Best Efforts ............  31
SECTION 5.6.   Employee Matters ...................................  32
SECTION 5.7.   Public Announcements ...............................  32
SECTION 5.8.   Indemnification ....................................  32
SECTION 5.9.   Redemption of the Series A and Series B
                 Preferred Stock ..................................  33

                              ARTICLE VI
                          CLOSING CONDITIONS ......................  34

SECTION 6.1.   Conditions to Obligations of Each
                 Party to Effect the Merger .......................  34
SECTION 6.2.   Conditions Precedent to the Obligations
                 of Chicago .......................................  34
SECTION 6.3.   Conditions Precedent to Obligations
                 of New York ......................................  35

                            ARTICLE VII
                TERMINATION, AMENDMENT AND WAIVER .................  36

SECTION 7.1.   Termination ........................................  36
SECTION 7.2.   Effect of Termination ..............................  37
SECTION 7.3.   Amendment ..........................................  38
SECTION 7.4.   Waiver .............................................  38

                                  ARTICLE VIII
                               GENERAL PROVISIONS .................  38

SECTION 8.1.   Effectiveness of Representations,
                 Warranties and Agreements ........................  38
SECTION 8.2.   Fees, Expenses and Other Payments ..................  38
SECTION 8.3.   Notices ............................................  39
SECTION 8.4.   Headings ...........................................  40
SECTION 8.5.   Severability .......................................  40
SECTION 8.6.   Entire Agreement ...................................  40
SECTION 8.8.   Assignment .........................................  40
SECTION 8.9.   Parties in Interest ................................  41
SECTION 8.9.   [Intentionally omitted] ............................  41
SECTION 8.10.  Governing Law ......................................  41
SECTION 8.11.  Counterparts .......................................  41

Annex A        Securities Purchase Agreement

 AGREEMENT AND PLAN OF MERGER, dated as of December 6, 1994 (this "Agreement"),
                                                                   ---------
   by and among CNA FINANCIAL CORPORATION, a Delaware corporation ("Chicago"),
                                                                    -------
   CHICAGO ACQUISITION CORP., a newly formed New York corporation and a wholly owned subsidiary of Chicago ("Merger Sub"), and THE CONTINENTAL CORPORATION, a
                               ----------
                       New York corporation ("New York").
                                              --------


                                   WITNESSETH:


                    WHEREAS, New York has entered into a Securities Purchase Agreement, dated October 13, 1994 (the "October SPA"), by and between New York
                                        -----------
and TCC-PS Limited Partnership, a Delaware limited partnership (together with its permitted assignees, "Partnership"), pursuant to which New York has agreed
                          -----------
to sell to Partnership certain securities of New York (the "October SPA
                                                            -----------
Securities"), and has entered into the related Asset Purchase Agreement, dated
- - ----------
October 13, 1994 (the "October APA" and together with the October SPA, the
                       -----------
"October Agreements"), by and among New York and the other parties thereto;
 ------------------

                    WHEREAS, the Boards of Directors of New York and Chicago have determined it advisable and in the best interests of their respective shareholders for Merger Sub, subject to the terms and conditions of this Agreement, to merge with and into New York, with New York being the surviving corporation (the "Merger");
                  ------

                    WHEREAS, New York will terminate the October Agreements in accordance with and subject to the terms and conditions set forth therein;

                    WHEREAS, Chicago has agreed to purchase certain securities (the "Chicago SPA Securities" and the shares of preferred stock of New York
      ----------------------
included therein, the "Chicago Preferred Stock") from New York, substantially
                       -----------------------
concurrently with the execution of this Agreement pursuant to the terms of a Securities Purchase Agreement, dated as of the date hereof, by and between New York and Chicago (the "Chicago SPA"), a copy of which is attached hereto as
                       -----------
Annex A, in accordance with and subject to the terms and conditions set forth therein.

                    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                    SECTION 1.1. The Merger.  Upon the terms and subject to the
                                 ----------
conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the "NYBCL"), at the Effective Time, Merger Sub shall
                               -----
be merged with and into New York. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and New York shall continue as the surviving corporation of the Merger (the "Surviving Corporation").
                                              ---------------------

                    SECTION 1.2.   [Intentionally omitted.]

                    SECTION 1.3. Closing.  Unless this Agreement shall have been
                                 -------
terminated in accordance with the terms hereof and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the consummation of the Merger shall take place as promptly as practicable (and, in any event, within five business days) after satisfaction or waiver of the conditions set forth in Article VI at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

                    SECTION 1.4. Effective Time.  As promptly as practicable
                                 --------------
after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VI, the parties hereto shall cause a certificate of merger (the "New
                                                                         ---
York Certificate") to be executed, verified and delivered to the Department of
- - ----------------
State of the State of New York as provided in Section 907 of the NYBCL. The Merger shall become effective at such time as the New York Certificate has been filed by the Department of State of the State of New York in accordance with the provisions of Section 907 of the NYBCL, or at such later time as may be specified in the New York Certificate in accordance with applicable law. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."
     --------------

                    SECTION 1.5. Effect of the Merger.  The Merger shall have
                                 --------------------
the effects specified in the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of New York and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of New York and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                    SECTION 1.6. Directors and Officers; Certificate of
                                 --------------------------------------
Incorporation; By-Laws. (a)  At the Effective Time, the directors of Merger Sub
- - ----------------------
shall become the directors, and the officers of New York shall become the officers, of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                    (b) At the Effective Time, the Certificate of Incorporation and the By-Laws of Merger Sub, as in effect immediately prior the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                    SECTION 1.7. Effect on Capital Stock.  At the Effective
                                 -----------------------
Time, by virtue of the Merger and without any action on the part of Chicago, Merger Sub, New York or the holders of any shares of New York Common Stock:

                    (a)   Each share of common stock of New York ("New York
                                                                  --------
               Common Stock") issued and outstanding immediately prior to the
               ------------
               Effective Time (other than any shares of New York Common Stock to be cancelled pursuant to Section 1.7(b) and other than any Dissenting Shares) (the "Converted Shares") shall be converted
                                        ----------------
               into the right to receive $20 per share in cash (the "Per Share
                                                                     ---------
               Merger Consideration" and the aggregate amount of cash into which
               --------------------
               all shares of New York Common Stock shall be converted, the "Merger Consideration"). All such shares of New York Common
                --------------------
               Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of New York Common Stock (other than Dissenting Shares) (the "Certificates") shall
                                                          ------------
               thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of this Section, the Per Share Merger Consideration into which such shares have been converted in accordance herewith. The holders of Certificates previously evidencing shares of New York Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto (including, without limitation, any rights to vote or to receive dividends and distributions in respect of such shares), except as otherwise provided herein.

                    (b) Each share of New York Common Stock owned by or held in the treasury of New York or any direct or indirect wholly owned Subsidiary of New York (other than any share held in a fiduciary capacity and beneficially owned by a third party or as a result of debts previously contracted and other than any share which is part of the regulatory or statutory capital of such Subsidiary) immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof and no consideration shall be given with respect thereto.

                    (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                    (d) Each share of Chicago Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted, at Chicago's option, into either (i) the right to receive a cash payment equal to the liquidation preference of such share, plus any accrued and unpaid dividends on such share, at the Effective Time or (ii) one share of preferred stock of Chicago or its Affiliate ("Chicago Mirror Preferred Stock"),
                                          ------------------------------
               having the same terms, designations, preferences, limitations, privileges, and relative rights as such share of Chicago Preferred Stock, except that in the case of any series of convertible preferred stock, the shares shall be convertible under the same terms and conditions as are set forth in the Cer-tificate of Amendment creating such series of preferred stock, including, without limitation, the adjustment provisions thereof, into such consideration as would have been received by the holder of such stock had such stock been converted into New York Common Stock immediately prior to the Effective Time (collectively, the "Preferred Stock Consideration"). At Chicago's option, and in
                -----------------------------
               its sole discretion, effective immediately prior to the Effective Time, any or all shares of Chicago Preferred Stock owned by or held in the treasury of New York or Chicago or any direct or indirect wholly owned Subsidiary of New York or Chicago may be cancelled and extinguished in lieu of the conversion referred to in the previous sentence.

                    SECTION 1.8. Payment Fund.  (a)  Payment Agent.  As of the
                                 ------------       -------------
Effective Time, Chicago shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company (the "Payment Agent") designated by
                                                 -------------
Chicago and reasonably satisfactory to New York, in trust for the benefit of the holders of shares of New York Common Stock (other than Dissenting Shares) for exchange through the Payment Agent in accordance with this Article, cash in the amount of the product of the Per Share Merger Consideration and the number of Converted Shares (such cash, the "Payment Fund"). The Payment Agent shall,
                                  ------------
pursuant to irrevocable instructions, deliver the

Payment Fund to holders of shares of New York Common Stock and the Payment Fund shall not be used for any other purpose. Such funds shall be invested by the Payment Agent only in short-term securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have con-solidated total assets of not less than $5,000,000,000 and are "well capitalized" within the meaning of the applicable Federal bank regulations. Any interest or other income earned on the investment of cash held in the Payment Fund shall be for the account of Chicago.

                    (b)  Payment Procedures.  Promptly after the Effective Time,
                        ------------------
Chicago shall cause the Payment Agent to mail to each holder of record of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Payment Agent and shall be in such customary form and have such other provisions as Chicago may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in accordance with
Section 1.7, and the Certificate so surrendered shall forthwith be cancelled.
In the event of a transfer of ownership of shares of New York Common Stock which is not registered in the transfer records of New York, cash may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such shares of New York Common Stock is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Per Share Merger Consideration applicable to the shares of New York Common Stock evidenced by such Certificate.

                    (c)  Termination of Payment Fund.  Any portion of the
                         ---------------------------
Payment Fund which remains undistributed to the holders of New York Common Stock for six months after the Effective Time shall be delivered to Chicago upon demand, and any holders of New York Common Stock who have not theretofore complied with this Article shall thereafter look only to Chicago for the Merger Consideration to which they are entitled pursuant to this Article. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any government entity), any cash or other consideration payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                    (d)  No Liability.  None of Chicago, Merger Sub or the
                         ------------
Surviving Corporation shall be liable to any holder of shares of New York Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    (e)  Withholding Rights.  Chicago or the Payment Agent shall
                         ------------------
be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of New York Common Stock such amounts as Chicago or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Chicago or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of New York Common Stock in respect of which such deduction and withholding was made by Chicago or the Payment Agent.

                    (f)  Transfer Taxes.  Except as provided in paragraphs (b)
                         --------------
or (e) above, Chicago shall pay or cause to be paid any transfer or gains tax (including, without limitation, any real property gains or transfer tax) imposed in connection with or as a result of the Merger, including any such tax that is imposed on a shareholder of New York.

                    SECTION 1.9. Stock Transfer Books.  At the Effective Time,
                                 --------------------
the stock transfer books of New York shall be closed, and there shall be no further registration of transfers of shares of New York Common Stock thereafter on the records of New York. On or after the Effective Time, any Certificates presented to the Payment Agent or Chicago for any reason shall be converted into the Per Share Merger Consideration applicable to the shares of New York Common Stock evidenced by such shares.

                   SECTION 1.10. Employee Stock Options.  As of the Effective
                                 ----------------------
Time, the holder of each outstanding employee stock option ("Option") to purchase shares of capital stock of New York shall be solely entitled to receive in exchange for such Option a cash payment from New York in an amount equal to the product of (a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Option and (b) the number of shares of New York Common Stock covered by such Option, whether or not such Option is then exercisable, except as specified in the Disclosure Letter. New York shall use its best efforts to cause each holder of an Option (whether or not presently exercisable) to execute an agreement consenting to the cancellation prior to the Effective Time of his outstanding Options.

                   SECTION 1.11. Dissenting Shares.  (a)  Notwithstanding any
                                 -----------------
other provision of this Agreement to the contrary, shares of New York Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with the NYBCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent
                    -----------------
the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the appraised value of such shares of New York Common Stock held by them in accordance with the provisions of the NYBCL, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of New York Common Stock under the NYBCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 1.7, of the certificate or certificates that formerly evidenced such shares of New York Common Stock.

                    (b) New York shall give Chicago (i) prompt notice of any demands for appraisal received by New York, withdrawals of such demands, and any other instruments served pursuant to the NYBCL and received by New York and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYBCL. New York shall not, except with the prior written consent of Chicago, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF NEW YORK

                    New York hereby represents and warrants to Chicago and Merger Sub that, except as specifically disclosed in the single writing from New York to Chicago and Merger Sub that is identified as such and is dated the date hereof (the "Disclosure Letter"):
             -----------------

                    SECTION 2.1. Organization, Good Standing, Power, Authority,
                                 ----------------------------------------------
Etc.  New York is a corporation duly organized, validly existing and in good
- - ----
standing under the laws of the State of New York. New York has the full corporate power and authority to execute and deliver this Agreement and the Chicago SPA and to perform its obligations under this Agreement and the Chicago SPA. New York has taken all action required by law, its Certificate of Incorporation, its By-Laws or otherwise required to be taken by it to authorize the execution, delivery and, other than the approval and adoption of this Agreement by the holders of New York Common Stock and Existing Preferred Stock (if the record date for the Special Meeting is prior to the redemption date provided in Section 5.9) voting together as a class, performance by it of this Agreement and the Chicago SPA. This Agreement and the Chicago SPA are valid and binding obligations of New York, enforceable against New York in accordance with their respective terms. True and complete copies of the Certificate of Incorporation and the By-Laws of New York as in effect on the date hereof have been provided by New York to Chicago. Other than the approval and adoption of this Agreement by the holders of New York Common Stock and Existing Preferred Stock (if the record date for the Special Meeting is prior to the redemption date provided in Section 5.9) voting together as a class, no approval or authorization of the shareholders and no further approval of the Board of Directors of New York is required under applicable law, New York's Certificate of Incorporation or By-laws or the rules of the New York Stock Exchange, Inc. for the execution and delivery of this Agreement and the Chicago SPA by New York and, the consummation by New York of this Agreement and the Chicago SPA, other than such as have been obtained or made and are in full force and effect. Without limiting the generality of the foregoing, New York has taken actions necessary to exempt all future transactions contemplated by this Agreement and the Chicago SPA between New York and its Subsidiaries, on the one hand, and Chicago and its "affiliates" and "associates" (each as defined in Section 912 of the NYBCL), on the other hand, from the provisions of such Section 912, and any and all other applicable state takeover laws.

                    SECTION 2.2. Capitalization of New York.  Other than with
                                 --------------------------
respect to the Chicago SPA Securities, the authorized capital stock of New York consists of: (A) 100,000,000 shares of Common Stock, par value $1.00 per share, 55,484,091 of which shares were outstanding as of November 30, 1994; and (B) 10,000,000 shares of preferred stock, par value $4.00 per share ("New York Preferred Stock"), of which (i) 2,750,000 shares have been designated as $2.50 Cumulative Convertible Preferred Stock, Series A ("Series A Preferred Stock"),
                                                   ------------------------
27,816 of which shares were outstanding as of November 30, 1994, (ii) 1,094,096 shares have been designated $2.50 Cumulative Preferred Stock, Series B ("Series
                                                                         ------
B Preferred Stock"), 25,563 of which shares were outstanding as of November 30,
- - -----------------
1994, (iii) 20,500 shares were designated $150 Cumulative Convertible Preferred Stock, Series C, all of which shares have been redeemed and are not outstanding, and (iv) 40,000 shares were designated Cumulative Preferred Stock, Series D, all of which shares have been redeemed and are not outstanding. No other capital stock of New York is authorized and no other capital stock is issued or reserved for issuance. Since September 30, 1994, New York has only issued shares of New York Common Stock in the amounts as specified in the Disclosure Letter and in accordance with the terms of its employee benefit plans as in existence on Sep-tember 30, 1994, in all cases in the ordinary course of business and in a manner and in amounts consistent with past practice. All outstanding shares of capital stock of New York have been duly authorized, are validly issued, fully paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. The shareholders of New York have no preemptive or similar rights with respect to the securities of New York. The shares of Series A Preferred Stock and of Series B Preferred Stock (collectively, the "Existing
                                                                      --------
Preferred Stock") are convertible into an aggregate of 117,847 shares of New
- - ---------------
York Common Stock. 10,240,005 shares of New York Common Stock were held by New York and it Subsidiaries (other than any shares held in a fiduciary capacity and beneficially owned by a third party) as of November 16, 1994. Other than as specified in this paragraph, there is no outstanding capital stock, securities or indebtedness (or options or other securities or indebtedness convertible or exchangeable for such capital stock, securities or indebtedness) of New York carrying the right to vote in any matter requiring the approval of the shareholders of New York.

                    SECTION 2.3. SEC Documents.  (a)  New York has delivered to
                                 -------------
Chicago true and complete copies of: (i) the Annual Report and its Annual Report on Form 10-K for the fiscal years ended December 31, 1992 and December 31, 1993, as filed with the Securities and Exchange Commission (the "SEC"), (ii)
                                                                     ---
New York's Quarterly Reports on Form 10-Q for the quarters ended

March 31, 1994, June 30, 1994 and September 30, 1994, each as filed with the SEC (the "Quarterly Reports"), (iii) its Current Reports on Form 8-K filed with the
      -----------------
SEC since January 1, 1993, (iv) its proxy or information statements relating to meetings of, or actions without a meeting by, the stockholders of New York held since January 1, 1993 and (v) all other documents filed by New York with the SEC since January 1, 1993 (the foregoing clauses (i) through (v), collectively the "SEC Documents").
 -------------

                    (b) As of its filing date, each SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) referred to in Section 2.3(a) filed, and each SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) that will be filed by New York prior to the Effective Time, as amended or supplemented, if applicable, pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange
                                                                    --------
Act") (i) complied or will comply in all material respects with the applicable
- - ---
requirements of the Exchange Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                    (c) Each such final registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) referred to in Section 2.3(a) filed, and each final registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) that will be filed by New York prior to the Effective Time, as amended or supplemented, if applicable, pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), as of the date such statement or amendment became or will
 --------------
become effective (i) complied or will comply in all material respects with the applicable requirements of the Securities Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in light of the circumstances under which they were made).

                    (d) New York has (i) delivered to Chicago true and complete copies of all correspondence between the SEC and New York or its legal counsel, accountants or other advisors since January 1, 1993, and (ii) disclosed to Chicago in writing the content of all material discussions between the SEC and New

York or its legal counsel, accountants or other advisors concerning the adequacy or form of any SEC Document filed with the SEC since January 1, 1993. New York is not aware of any issues raised by the SEC with respect to any of the SEC Documents, other than those disclosed to Chicago pursuant to clause (i) or (ii) of this Section 2.3(d).

                    SECTION 2.4. [Intentionally omitted.]

                    SECTION 2.5. Authority and Qualification of New York.  New
                                 ---------------------------------------
York has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted. New York is duly qualified to transact business as a foreign corporation and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not, individually or in the aggregate with all such other failures, reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, business or financial condition of New York and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of New York to perform its obligations under this Agreement (a "Material Adverse Effect"; provided,
                                         -----------------------   --------
however, that the termination fees associated with Section 6.10 of the October
- - -------
SPA, severance obligations arising as a result of the transactions contemplated by this Agreement, and any impact on the business of New York and its Subsidiaries, including but not limited to its relationships with employees, agents, brokers and investment advisory clients, resulting from the execution or announcement of this Agreement and consummation of the transactions contemplated hereby shall not be considered in determining whether a Material Adverse Effect shall have occurred). For purposes of this Agreement, "Subsidiary" shall mean,
                                                        ----------
with respect to any person, any corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organi-zation, or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly, by such person.

                    SECTION 2.6. Subsidiaries.  Exhibit 21 to New York's Annual
                                 ------------
Report on Form 10-K for the year ended December 31, 1993, as filed with the SEC (the "Annual Report") is an accurate and correct statement of all of the
      -------------
information required to be set forth therein by the regulations of the SEC and is an accurate and correct list of all Subsidiaries of New York as of the date hereof. Each Subsidiary of New York has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate or other power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not, individually or in the aggregate with all such other failures, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement, all of the outstanding capital stock of each Subsidiary of New York has been duly authorized and validly issued, is fully paid and nonassessable and is owned by New York, directly or through other Subsidiaries of New York (other than directors' qualifying shares), free and clear of any mortgage, pledge, lien, security interest, restrictions upon voting or transfer, claim or encumbrance of any kind ("Encumbrance") (other than such transfer restrictions
                          -----------
as may exist under federal and state securities, banking and insurance laws or any Encumbrances between or among New York and/or any Subsidiary of New York or any liens for taxes not yet due and payable), and there are no rights granted to or in favor of any third party (whether acting in an individual, fiduciary or other capacity), other than New York or any Subsidiary of New York, to acquire any such capital stock, any additional capital stock or any other securities of any such Subsidiary. There exists no restriction, other than those pursuant to applicable law or regulation, on the payment of cash dividends by any Subsidiary of New York. Neither New York nor any of its Subsidiaries holds any interest in a partnership or joint venture of any kind or any equity interests in any other person representing more than 10% of the equity interests of such person.

                    SECTION 2.7. Outstanding Securities.  Except as set forth in
                                 ----------------------
Section 2.2 and except pursuant to the Chicago SPA, there are no outstanding (i) securities or obligations of New York convertible into or exchangeable for any capital stock of New York, (ii) warrants, rights or options to subscribe for or purchase from New York any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of New York to issue, sell, transfer, repurchase, redeem or otherwise acquire or vote such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

                    SECTION 2.8. No Contravention, Conflict, Breach, Etc.  The
                                 ----------------------------------------
execution, delivery and performance of each of this Agreement and the Chicago SPA by New York and the consummation of the transactions contemplated herein and therein will not (A) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, give rise to any right of termination of, result in the material modification of any terms of, or the forfeiture of any material rights or the loss of any material benefits under, or result in the creation or imposition of any Encumbrance upon any assets or properties of it or of any of its Subsidiaries under any statute, rule, regulation, order or decree of any governmental agency or body or any court having jurisdiction over it or any such Subsidiary or any of its or their respective properties, assets or operations, or any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which it or any of such Subsidiaries is a party or by which it or any such Subsidiary is bound or to which any of the properties, assets or operations of it or any such Subsidiary is subject, which conflict, breach, violation, default, creation or imposition has, or will have, individually or in the aggregate, a Material Adverse Effect or (B) contravene any provision of the Certificate of Incorporation, By-Laws or other organizational documents of it or of any of its Subsidiaries.

                    SECTION 2.9. Consents.  (a)  No consent, approval,
                                 --------
authorization, order, registration, filing or qualification of or with any (A) court, (B) government agency or body, (C) stock exchange on which the securities of New York are traded or (D) other third party (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by New York or any of its Subsidiaries for the consummation of the transactions contemplated by this Agreement other than (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the
                              -------
filings and/or notices required under the insurance laws of the various states in which New York and its Subsidiaries conduct insurance business (a true and complete list of which states is contained in the Disclosure Letter) with respect to the Merger, (iii) the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement, the Chicago SPA and the transactions contemplated herein and therein,
(iv) the filing of the New York Certificate and appropriate documents with the relevant authorities of other states in which New York is qualified to do business, (v) any required bank regulatory approvals in connection with the Bank, (vi) the vote of the stockholders of New York described in Section 2.9(b) and (vii) such other filings, authorizations, consents, approvals and notices as are set forth in the Disclosure Letter and such other filings, authorizations, consents, approvals and notices the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect.

                    (b) The affirmative vote of the holders of two-thirds of the outstanding shares of New York Common Stock and Existing Preferred Stock (if the record date for the Special Meeting is prior to the redemption date provided in Section 5.9) voting together as a class is the only vote of the holders of any class or series of New York capital stock, securities or indebtedness necessary to approve this Agreement, the Chicago SPA and the transactions contemplated herein and therein.

                    SECTION 2.10. No Existing Violation, Default, Etc.  Neither
                                  ------------------------------------
New York nor any of its Subsidiaries is in violation of (A) its Certificate of Incorporation, By-Laws or other organization documents or (B) any applicable law, ordinance, administrative, governmental or stock exchange rule or regula-tion, which violation has or could reasonably be expected to have a Material Adverse Effect or (C) any applicable order, decree or judgment of any court or governmental agency or body having jurisdiction over New York or such Subsidiary, which violation has or could reasonably be expected to have a Mate-rial Adverse Effect. Except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by New York of the transactions contemplated by this Agreement or the Chicago SPA, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument to which New York or any of its Subsidiaries is a party or by which New York or any such Sub-sidiary is bound or to which any of the properties or assets of New York or any such Subsidiary is subject, which event of default, or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, has or could reasonably be expected to have a Material Adverse Effect.

                    SECTION 2.11. Licenses and Permits.  New York and its
                                  --------------------
Subsidiaries have such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate insurance and other governmental agencies and bodies ("Licenses") as are necessary to own,
                                         --------
lease or operate their properties and to conduct their businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such licenses that the failure to have or to be in full force and effect, individually or in the aggregate, do not have, and are not reasonably expected to have, a Material Adverse Effect. Neither New York nor any of its Subsidiaries has received any written notice that any violations are being or have been alleged in respect of any such License and no proceeding is pending or, to the best of New York's knowledge, after due inquiry, threatened, to suspend, revoke or limit any such License. To the best of New York's knowledge, after due inquiry, New York and its Subsidiaries are in compliance in all material respects with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate do not have, and are not reasonably expected to have, a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Licenses, except such events as would have not have, or could not reasonably be expected to have, a Material Adverse Effect.

                    SECTION 2.12. Title to Properties.  New York and its
                                  -------------------
Subsidiaries have sufficient title to all material properties (real and personal) owned by New York and any such Subsidiary that are necessary for the conduct of the business of New York and such Subsidiaries as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of the business of New York and such Subsidiaries, taken as a whole, and to the best of New York's knowledge, after due inquiry, all material properties held under lease by New York or the Subsidiaries are held under valid, subsisting and enforceable leases, other than such imperfections or Encumbrances as would not, individually or in the aggregate, have a Material Adverse Effect.

                    SECTION 2.13. Environmental Matters.  Neither New York nor
                                  ---------------------
any of its Subsidiaries is the subject of any federal, state, local or foreign investigation, and neither New York nor any of its Subsidiaries has received any notice or claim (or is aware on the date hereof of any facts that would form a reasonable basis for any claim), nor entered into any negotiations or agreements with any third party, relating to any material liability or remedial action or potential material liability or remedial action under Environmental Laws (other than in respect of or related to insurance policies issued by or of New York or any of its Subsidiaries), except such liability or remedial action as has not had, or could not reasonably be expected to have, a Material Adverse Effect, nor are there any pending, reasonably anticipated or, to the best knowledge of New York, threatened actions, suits or proceedings against or affecting New York, any of the Subsidiaries or their properties, assets or operations in connection with any such Environmental Laws (other than in respect of or related to insurance policies issued by or of New York or any of its Subsidiaries), except such actions, suits or proceedings as have not had, or could not reasonably be expected to have, a Material Adverse Effect. The properties, assets and operations of New York and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and to the protection and clean-up of the natural environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), other
                                                  ------------------
than any such failure to be in compliance as would not, individually or in the aggregate with all such other failures, have a Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to the best knowledge of New York on the date hereof, after due inquiry, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of New York or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, reasonably be expected to have a Material Adverse Effect. The term "hazardous materials" shall mean
                                              -------------------
those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

                    SECTION 2.14. Taxes.  New York and its Subsidiaries have
                                  -----
filed or caused to be filed, or have properly filed extensions for, all income tax returns that are required to be filed and have paid or caused to be paid all taxes due with respect to the periods covered by said returns and on all as-sessments received by it to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appro-priate proceedings and with respect to which adequate reserves, in accordance with generally accepted accounting principles applied on a consistent basis except as set forth in the SEC Reports, have been set aside. New York and its Subsidiaries have paid or caused to be paid, or have established reserves that New York or such Subsidiaries reasonably believes to be adequate in all material respects, for all income tax liabilities applicable to New York and its Subsidiaries for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes).
United States Federal income tax returns of New York and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1978. The net operating loss of the Company is not, as of the date hereof (without regard to the execution of this Agreement or the Chicago SPA or the consummation of the transactions contemplated by this Agreement or the Chicago SPA), subject to lim-itation under Section 382 of the Code.

                    SECTION 2.15. Litigation.  Except as set forth in SEC
                                  ----------
Documents filed with the SEC prior to the date of this Agreement, there are no pending actions, suits, proceedings, arbitrations or investigations against New York or any of its Subsidiaries or any of their respective properties or assets that would prevent or materially delay the consummation of the transactions contemplated by this Agreement, or that would, individually or in the aggregate taken net of claims reserves established and after giving effect to reinsurance, with all such other actions, suits, investigations or proceedings, reasonably be expected to have, a Material Adverse Effect; and, to the best knowledge of New York on the date hereof, after due inquiry, except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, no such actions, suits, proceedings or investigations are threatened.

 SECTION 2.16. Labor Matters.  No labor disturbance by the employees of New York
               -------------
or any of its Subsidiaries that has had or that is reasonably expected to have a Material Adverse Effect exists or, to the best knowledge of New York on the date hereof, after due inquiry, is threatened, except that New York makes no representation hereunder as to the effect of this Agreement on any such matters. Employees of neither New York nor any of its Subsidiaries are represented by any labor union or any collective bargaining organization.

                    SECTION 2.17. Contracts.  All of the material contracts of
                                  ---------
New York or any of its Subsidiaries that are required to be described in the SEC Documents or to be filed as exhibits thereto are described in the SEC Documents or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been delivered by New York to Chicago. Neither New York nor any of its Subsidiaries nor, to the best knowledge of New York, any other party is in breach of or in default under any such contract except for such breaches and defaults as in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect. Neither New York nor any of its subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of New York or any Subsidiary to (A) sell any products or services of any other person, (B) engage in any line of business, or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to New York or any Subsidiary.

                    SECTION 2.18. Finder's Fees.  Other than pursuant to the
                                  -------------
arrangements with Goldman, Sachs & Co. as described in the Disclosure Letter, no broker, finder or other party is entitled to receive from New York or any of its Subsidiaries any brokerage or finder's fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement or the Chicago SPA.

                    SECTION 2.19. Financial and Statutory Statements.  (a)  The
                                  ----------------------------------
audited consolidated financial statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and fairly present the financial condition, results of operations, cash flows and changes in stockholders' equity of New York and its Subsidiaries at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents present fairly the financial condition, results of operations and cash flows of New York and its Subsidiaries at the dates and for the periods to which they relate, subject to year-end audit adjustments (consisting only of normal recurring accruals), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated therein and have been prepared on a basis consistent with that of the audited financial statements referred to above except as otherwise stated therein.

                    (b) New York has heretofore delivered to Chicago true and complete copies of the Annual Statements and Quarterly Statements of each of the Subsidiaries of New York engaged in the insurance business as filed with the applicable insurance regulatory authority for the years ended December 31, 1992 and December 31, 1993 and for the quarterly periods ended March 31, 1994, June 30, 1994 and September 30, 1994, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Statutory
                                                                       ---------
Statements").  The Statutory Statements were prepared in conformity with
- - ----------
statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Subsidiary as at the respective dates thereof and the results of operations of such Subsidiary for the respective periods then ended. The Statutory Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Statutory Statements by the applicable insurance regulatory body or any other governmental agency or body. The statutory balance sheets and income statements included in the Statutory Statements have been audited by KPMG Peat Marwick, and New York has delivered to Chicago true and complete copies of all audit opinions related thereto.

                    SECTION 2.20. Employee Benefits.  (a)  Except for the plans
                                  -----------------
set forth in the Disclosure Letter (the "Benefit Plans"), there are no employee
                                         -------------
benefit plans, agreements or arrangements of any type (including, without limitation, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder ("ERISA")),
                                                                  -----
under which New York or any of its Subsidiaries has or in the future could have directly, or indirectly through a Commonly Controlled Entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended (the "Code")), any liability with respect to any current or former
              ----
employee of New York, any of its Subsidiaries, or any Commonly Controlled Entity. No such Benefit Plan is a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)) or a multiple employer plan described in Section 4063 of ERISA. With respect to each Benefit Plan New York has delivered or made available to Chicago complete and accurate copies of (A) all plan texts and agreements, (B) all material employee communications (including summary plan descriptions), (C) the most recent annual report, (D) the most recent annual and periodic accounting of plan assets, (E) the most recent determination letter received from the Internal Revenue Service and (F) the most recent actuarial valuation. With respect to each Benefit Plan: (i) such Benefit Plan has been maintained and administered at all times in material compliance with its terms and applicable law and regulation; (ii) no event has occurred and there exists no circumstance under which New York or any of its Subsidiaries could directly, or indirectly through a Commonly Controlled Entity, incur any material liability under ERISA, the Code or otherwise (other than routine claims for benefits and other liabilities arising in the ordinary course pursuant to the normal operation of such Benefit Plan); (iii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of New York, threatened, with respect to any Benefit Plan or against the assets of any Benefit Plan; (iv) all contributions and premiums due and owing have been made or paid on a timely basis; and (v) all contributions made under any Benefit Plan have met the requirements for deductibility under the Code, and all contributions that have not been made and all unpaid premiums with respect to Benefit Plans have been properly recorded on the books of New York or a Commonly Controlled Entity thereof in accordance with generally accepted accounting principles. The Disclosure Letter contains a true and complete list of each outstanding Option, identifying the grant date and exercise price of such Option.

                    (b) With respect to each Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (each, a "Qualified Plan"), the Internal Revenue Service has issued a favorable
 --------------
determination letter that has not been revoked, and New York knows of no circum-stance or event that could adversely affect the qualified status of any Qualified Plan or the related trust.

                    (c) Except as set forth in the Disclosure Letter with respect to each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals at least 90% of the actuarial present value of all accrued benefits under Plan (whether or not vested), on a termination basis; (iii) no reportable event within the meaning of Section 4043(b) of ERISA has occurred; and (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full.

                    SECTION 2.21. Contingent Liabilities.  Except as fully
                                  ----------------------
reflected or reserved against in the financial statements included in the Annual Report or New York's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, or disclosed in the footnotes contained in such financial statements, New York and its Subsidiaries had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, other than such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

                    SECTION 2.22. No Material Adverse Change.  Since September
                                  --------------------------
30, 1994, other than as set forth in SEC Documents filed with the SEC prior to the date of this Agreement: (A) New York and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that could reasonably be expected to result in a Material Adverse Effect; (B) New York and its Subsidiaries have not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that could reasonably be expected to have a Material Adverse Effect; (C) there has been no material change in the indebtedness of New York and its Subsidiaries (except for changes relating to intercompany indebtedness of New York and/or its Subsidiaries), no change in the stock of New York, except for the issuance of the Chicago SPA Securities or shares of New York Common Stock pursuant to options or conversion rights in existence at the date of this Agreement, and no dividend or distribution of any kind declared, paid or made by New York or any of its Subsidiaries (other than dividends or distributions declared, paid or made by a wholly owned Subsidiary of New York and regular quarterly dividends declared or paid on New York Preferred Stock) on any class of its stock; (D) neither New York nor any of its Subsidiaries has made (nor does it propose to make) (i) any material change in its accounting or reserving methods or practices or (ii) any material change in the depreciation or amortization policies or rates adopted by it, in either case, except as may be required by law or applicable accounting standards; (E) there has been no event causing a Material Adverse Effect, nor any development that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and
(F) none of New York or any of its Subsidiaries has taken, or agreed or com-mitted to take, any action which would violate Section 4.1 in any material respect if taken, or agreed or committed to be taken, after the date hereof.

                    SECTION 2.23. Investment Company.  None of New York or any
                                  ------------------
of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                    SECTION 2.24. No Bank Regulatory Oversight.  Upon the
                                  ----------------------------
consummation of the transactions contemplated by this Agreement and the Chicago SPA, including but not limited to the actions described in Section 5.3, neither Chicago nor any of its Affiliates shall, as the result of the consummation of the transactions contemplated by this Agreement and the Chicago SPA, be subject to regulation or oversight by any federal or state bank regulatory authority nor will the approval of any such regulatory authority be required to be obtained by New York, any Subsidiary of New York, Chicago or any Affiliate thereof in order to consummate the transactions contemplated by this Agreement and the Chicago SPA other than the Bank Restrictions and the Bank Trust. For purposes of this Agreement,

"Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange
 ---------
Act.

                    SECTION 2.25. October Agreements. (a)  Prior to the issuance
                                  ------------------
of the Chicago SPA Securities, the October Agreements will have been terminated in accordance with their respective terms, and, upon such termination, New York will have no liability or obligation (financial or otherwise) pursuant to or in connection with the October Agreements other than under Section 6.10 of the October SPA. New York has not modified or waived, and will not modify or waive, its rights to terminate the October Agreements as provided therein.

                    (b) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, violates or constitutes a breach under any provision of any of the October Agreements.


                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF CHICAGO AND MERGER SUB

                    Chicago and Merger Sub hereby jointly and severally represent and warrant to New York that:

                    SECTION 3.1.  Organization, Good Standing, Power, Authority,
                                  ----------------------------------------------
Etc.  Each of Chicago and Merger Sub is a corporation duly organized, validly
- - ----
existing and in good standing under the laws of its respective state of incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Chicago and Merger Sub has the full power and authority to execute and deliver this Agreement and the Chicago SPA and to perform its obligations under and to consummate the transactions contemplated by this Agreement and the Chicago SPA. Each of Chicago and Merger Sub has taken all action required by law, its organizational documents or otherwise required to be taken by it to authorize the execution and delivery of this Agreement and the Chicago SPA and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Chicago SPA and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective boards of directors of Chicago and Merger Sub and by Chicago as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Chicago or Merger Sub are necessary to authorize this Agreement or the Chicago SPA or to consummate the transactions contemplated hereby or thereby. This Agreement is a valid and binding agreement of each of Chicago and Merger Sub, enforceable against each of Chicago and Merger Sub in accordance with its terms. The Chicago SPA is a valid and binding agreement of Chicago, enforceable against Chicago in accordance with its terms.

                    SECTION 3.2.  No Conflicts; No Consents.  Neither the
                                  -------------------------
execution and delivery of this Agreement and the Chicago SPA nor the consummation by Chicago and Merger Sub of the transactions contemplated hereby and thereby will (A) conflict with, or result in a breach of, any provision of their respective organizational documents (B) violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to Chicago or Merger Sub or (C) result in a breach or violation of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee or any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which it or any of its subsidiaries is a party or by which any of their assets or properties are subject which has or will have, individually or in the aggregate, a material adverse effect on the ability of Chicago or Merger Sub to consummate the transactions contemplated hereby or by the Chicago SPA including but not limited to the Merger. No consent, authorization or approval of, or declaration, filing or registration with, or exemption by, any governmental or regulatory authority is required in connection with the execution and delivery of, and the performance by Chicago and Merger Sub of their respective obligations under, this Agreement and the Chicago SPA or the consummation by Chicago and Merger Sub of the transactions contemplated hereby and by Chicago of the transactions con-templated thereby, other than (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filings and/or notices required under state insurance laws, (iii) the filing of the New York Certificate and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices the failure to make or obtain which, individually or in the aggregate, will not prevent or materially delay the consummation of the transactions contemplated hereby.

                    SECTION 3.3.  Proxy Statement, Etc.  None of the information
                                  ---------------------
supplied by Chicago or Merger Sub for inclusion in the Proxy Statement will, at the respective times, the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first mailed to holders of New York Common

Stock, and at the time of the Special Meeting or at the Effective Time, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    SECTION 3.4.  Available Funds. Chicago has or will have at
                                  ---------------
the Effective Time sufficient funds available to consummate the transactions contemplated hereby.

                    SECTION 3.5.  Finder's Fees.  No broker, finder or other
                                  -------------
party is entitled to receive any brokerage or finder's fees or other fee, commission or payment as a result of the transactions contemplated by this Agreement or the Chicago SPA based upon arrangements made by or on behalf of Chicago or Merger Sub.


                                   ARTICLE IV

                    CONDUCT OF BUSINESSES PENDING THE MERGER

                    SECTION 4.1.  Pre-Closing Activities.  (a) Except as set
                                  ----------------------
forth in the Disclosure Letter, from the date hereof until the Effective Time, New York shall conduct the business of it and its Subsidiaries in the ordinary course and shall use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of the present officers and key employees.

                    (b) Without limiting the generality of the foregoing, except as contemplated by this Agreement, New York shall not, and shall cause each of its Subsidiaries not to, take or agree to commit to take any action that would
(x) make any representation or warranty of New York hereunder required to be true at and as of the Closing as a condition to Chicago's obligations to con-summate the transactions contemplated hereby inaccurate in any material respect at the Closing or (y) result in any of the conditions to the Merger set forth in
Article VI not being satisfied. Without limiting the generality of the foregoing, except as set forth in the Disclosure Letter or as expressly provided herein or in the Chicago SPA, New York shall, and shall cause each of its Subsidiaries to, not take any of the following actions (it being understood that the term "material," as used in this Section, shall mean "material to New York and its Subsidiaries, taken as a whole") without the consent of Chicago, which consent shall not be unreasonably withheld or denied:

                    (1) adopt or propose (or agree to commit to) any change in its respective Certificate of Incorporation, By-Laws or other organizational documents except as contemplated by the Chicago SPA;

                    (2) make any material change in its investment policies, accounting methods, principles or practices, in any case except as may be required by law or applicable accounting standards;

                    (3) except as may be required to satisfy contractual obligations existing as of the date hereof, a full and complete description of which are contained in the SEC Documents, or to satisfy the requirements of applicable law, enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or modify any of Benefit Plans or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or change in any material respect the compensation (whether in respect of terms or method) of its agents, unless such action has the effect of reducing the aggregate liabilities of New York under any such agreements or arrangements;

                    (4) (i) enter into any loan or other agreement pursuant to which New York or such Subsidiary incurs or guarantees indebtedness for borrowed money in excess of $25,000,000 (other than any such agreement among New York and its wholly owned Subsidiaries or among New York's wholly owned Subsidiaries) or
               (ii) amend in any material respect any such existing agreement;

                    (5) sell any of the assets of New York or any of its Subsidiaries (or the securities of entities holding the same) the total consideration for which exceeds $10,000,000 other than (i) the sale of assets or securities in the ordinary course of business or (ii) the sale or other disposal on the terms as described in the Disclosure Letter of all or any substantial portion of the capital stock or assets of Casualty Insurance Company, Worker's Compensation and Indemnity Company of California, The Continental Insurance Company of Canada, The Dominion Insurance Corporation, Lombard Insurance Company Limited, Lombard General Insurance or California Central Trust Bank Corporation;

                    (6) enter into any new quota share or reinsurance transaction pursuant to which $50,000,000 or more in gross written premiums are ceded by Subsidiaries of New York;

                    (7) (i) split, combine or reclassify any outstanding capital stock; (ii) declare, set aside or pay any dividend or distribution payable in cash, stock or property with respect to any of its capital stock, other than dividends paid exclusively to New York or any of its wholly owned Subsidiaries or Regular Quarterly Cash Dividends; or (iii) except for the redemption of the Existing Preferred Stock, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (for purposes of this Section, "Regular Quarterly Cash Dividends" means quarterly cash dividends declared, set aside and paid in the ordinary and usual course of business on dates consistent with past practice in amounts not exceeding such amounts as are prescribed in New York's Certificate of Incorporation with respect to outstanding shares of Existing Preferred Stock and Chicago Preferred Stock);

                    (8) (i) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class other than shares of New York Common Stock issuable pursuant to convertible securities or Options outstanding on the date hereof; (ii) mortgage, pledge or encumber any material property or assets other than in the ordinary and usual course of business and for fair consideration; or (iii) make any material acquisition of, or investment in, assets, stock or other securities of any other person or entity other than its wholly owned Subsidiaries or in the ordinary and usual course of business;

                    (9) make any tax election or settle or compromise any income tax liability that could reasonably be expected to be material;

                   (10) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations
               (i) in the ordinary course of business consistent with past practice, in accordance with their terms or within the amounts reflected, reserved or contemplated by the most recent consolidated financial statements (or the notes thereto) of New York included in the SEC Documents or (ii) incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                    (11) enter into any agreement containing any provision or covenant limiting in any material respect the ability of New York or any Subsidiary or Affiliate to (A) sell any products or services of any other person, (B) engage in any line of business, or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to New York or any Subsidiary or Affiliate; or

                    (12)  agree or commit to do any of the foregoing.

                    SECTION 4.2.  Acquisition Proposals.  Prior to the Effective
                                  ---------------------
Time, New York agrees that neither New York nor any of its Affiliates nor any of the respective officers and directors of New York or any of its Affiliates shall, and New York shall direct and use its best efforts to cause its em-ployees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by New York or any of its Affiliates) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of New York) with respect to a merger, consolidation or similar transaction involving, or any purchase of any of the equity securities of, New York, any purchase of any substantial portion of the assets of New York or any of its Subsidiaries (or the securities of entities holding the same) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal," except that "Acquisition Proposal" shall not include
    --------------------                --------------------
any such transaction among New York and its wholly owned Subsidiaries or among New York's wholly owned Subsidiaries and sales of assets and securities permitted by Section 4.1) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal; provided, however, that the Board of Directors of New York may furnish or cause
- - --------  -------
to be furnished information and may participate or cause its representatives to participate in such discussions and negotiations if the failure to provide such information could in the opinion of its outside counsel be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law; and provided, further, that
                                                        --------  -------
nothing contained in this Agreement shall prohibit New York and its directors from making to its stockholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer. New York will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. New York will take the nec-essary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section. New York will promptly notify Chicago if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with New York.

                    SECTION 4.3.  Shareholders Rights Plan.  New York shall not,
                                  ------------------------
and shall not permit any of its Subsidiaries to, adopt a shareholders right plan, poison pill or similar arrangement.


                                    ARTICLE V

                              ADDITIONAL COVENANTS

                    SECTION 5.1.  Notification of Certain Matters.  New York
                                  -------------------------------
shall give prompt notice to Chicago, and Chicago shall give prompt notice to New York, of (A) the occurrence or non-occurrence of any event which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (B) any failure of New York or Chicago, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to
                  --------  -------
this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                    SECTION 5.2.  Action by Shareholders.  (a)  New York, acting
                                  ----------------------
through its Board of Directors, shall, in accordance with applicable law, its Certificate of Incorporation and By-Laws: (i) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of shareholders for
                                         ---------------
the purpose of adopting and approving this Agreement and the Merger; (ii) include in any proxy statement for such Special Meeting the determination and recommendation of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement and the transactions contemplated hereby are in the best interests of New York and its shareholders, has approved this Agreement and such transactions and recommends that the shareholders vote in favor of the adoption and approval of this Agreement and the Merger; and (iii) use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the Merger and New York shall take all other action necessary or advisable to secure the vote or consent of shareholders required to obtain such approval. The Board of Directors of New York may fail to make such a recommendation, or may withdraw, modify, or change any such recommendation, or recommend any other offer or proposal, if such Board of Di-rectors, based on the opinion of its outside counsel, determines that making such recommendation, or the failure to so withdraw, modify or change its recommendation, or the failure to recommend any other offer or proposal, could be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law. Any actions taken by the Board of Directors of New York in accordance with the previous sentence shall not be considered a default under this Agreement.

                    (b) As soon as practicable after the date hereof, New York shall file with the SEC under the Exchange Act, and shall use its best efforts to clear with the SEC, a proxy statement with respect to the Special Meeting (the "Proxy Statement"). Chicago and New York shall cooperate with each other
      ---------------
in the preparation of any Proxy Statement. Chicago and Merger Sub agree, upon request and except as otherwise may be required by applicable law, to furnish New York with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement. New York agrees that the Proxy Statement shall comply in all material respects with the Exchange Act and the rules and regulations thereunder. Chicago and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and New York shall use its best efforts to make the Proxy Statement reflect such comments.

                    (c) Chicago and New York each agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement or any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the holders of New York Common Stock entitled to vote at the Special Meeting at the earliest practicable time following the date hereof.

                    (d) The information included by New York in the Proxy Statement, and the information furnished by Chicago and Merger Sub for inclusion in the Proxy Statement, shall not, at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of New York, at the time of the Special Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Chicago or its officers or directors should be discovered by Chicago which should be set forth in an amendment or a supplement to the Proxy Statement, Chicago shall promptly inform New York.

                    SECTION 5.3.  Regulatory Approvals.  (a)  Each of New York
                                  --------------------
and Chicago shall use all reasonable efforts, and shall reasonably cooperate with the other in such efforts, to obtain approvals of any regulatory authority required to be obtained by New York, any Subsidiary of New York, Chicago or any Affiliate thereof in order to consummate the transactions contemplated by this Agreement. Notwithstanding anything contained in this Section, Chicago shall not be required to take any actions, or enter into any arrangements that will subject Chicago or any of its Affiliates to regulation or oversight by any federal or state bank regulatory authority or impose any restrictions upon the operations of Chicago or any of its Affiliates (other than restrictions (the "Bank Restrictions") on any banking or nonbanking transactions between Chicago or any of its Affiliates and California Central Bank Trust Corporation (the "Bank") and restrictions on Chicago and its Affiliates seeking to direct the management and policies of the Bank). In addition, to the extent New York's ownership interest in the Bank has not been disposed of prior to the Effective Time, the parties shall take such actions as are reasonably necessary to establish at or prior to the Effective Time a trust (the "Bank Trust") on terms
                                                          ---- -----
satisfactory to the appropriate bank regulators providing for the disposition of New York's ownership interest in the Bank following the Effective Time.

                    (b) Without limiting the generality of the foregoing, New York and Chicago shall make and cause their respective Subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act and applicable insurance laws in order to facilitate prompt consummation of the Merger and the transactions contemplated hereby. In addition, New York and Chicago shall each use their respective best efforts, and shall cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated hereby and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of governmental entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated hereby. Each of the New York and Chicago shall use reasonable efforts to provide such information and communications to governmental entities as such governmental entities may reasonably request.

                    (c) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to governmental entities in connection with this Agreement and shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby; provided that Chicago may
                                                    --------
redact confidential portions that relate solely to the business or financial condition of Chicago or its Affiliates.

                    SECTION 5.4.  Access.  Upon reasonable notice prior to the
                                  ------
Effective Time, New York shall (and shall cause each of its Subsidiaries to) afford the officers, employees, counsel, accountants and other authorized representatives of Chicago or any of its Affiliates ("Representatives")
                                                      ---------------
reasonable access during normal business hours to its properties, books, con-tracts and records and personnel and advisors (who will be instructed by New York to cooperate) and New York shall (and shall cause each of the Subsidiaries
to) furnish promptly to Chicago all information concerning its business, properties and personnel as Chicago or its Representatives may reasonably request; provided that any review will be conducted in a way that will not
         --------
interfere unreasonably with the conduct of New York's business; provided,
                                                                --------
further, that no review pursuant to this Section shall affect or be deemed to
- - -------
modify any representation or warranty made by New York. Chicago will keep all information and documents obtained pursuant to this Section on a confidential basis in accordance with the previously executed Agreement between New York (or its agent) and Chicago (the "Confidentiality Agreement").
                             -------------------------

                    SECTION 5.5.  Further Action; Reasonable Best Efforts.  Upon
                                  ---------------------------------------
the terms and subject to the conditions hereof, each of the parties hereto shall act in good faith toward and use its reasonable best efforts to consummate the transactions contemplated by this Agreement and to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Chicago or New York and their respective Subsidiaries as are necessary for the consummation of the transactions contemplated hereby. Neither Chicago nor any of its Subsidiaries shall enter into any agreement, arrangement or understanding with any person that could materially delay or prevent completion of the Merger or any other transaction contemplated by this Agreement or the Chicago SPA.

                    SECTION 5.6.  Employee Matters.  Chicago agrees that it will
                                  ----------------
maintain in effect New York's current severance policies as disclosed pursuant to Section 2.20 hereof for the benefit of New York's existing employees for a period of not less than twelve months following the Effective Time (and, in the case of officers eligible for benefits under New York's Executive Severance Plan and Management Severance Plan, two years).

                    SECTION 5.7.  Public Announcements.  Chicago and New York
                                  --------------------
shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior
                          --------  -------
consent of the other party, issue such press release or make such public statement as may be required by law or any listing agreement with a national se-curities exchange to which Chicago or New York is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

                    SECTION 5.8.  Indemnification.  (a)  From the Effective Time
                                  ---------------
through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of New York and its Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses
                         -------------------
(including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any
                                       -----
claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that New York or such Subsidiary would have been permitted under applicable law and the Certificate of Incorporation or By-Laws of New York or such Subsidiary in effect on the date hereof to indemnify such person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to in-demnification).

                    (b) Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any li-ability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits. In the event that any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims.

                    (c) Chicago shall cause the Surviving Corporation to maintain officers' and directors' liability insurance ("D&O Insurance") for the
                                                        --- ---------
Indemnified Parties comparable in coverage to the directors' and officers' insurance policy currently maintained by New York for a period of at least six years from the Effective Time; provided, however, that Chicago shall not be
                               --------  -------
required to spend in respect of such coverage annual premiums in excess of 200% of the premium currently paid by New York for such coverage.

                    (d) The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                    SECTION 5.9.  Redemption of the Series A and Series B
                                  ---------------------------------------
Preferred Stock.  New York agrees to take all actions as are necessary so as to
- - ---------------
cause the redemption of the Series A Preferred Stock and the Series B Preferred Stock in accordance with their terms as set forth in the New York Certificate of Incorporation prior to the Special Meeting.


                                   ARTICLE VI

                               CLOSING CONDITIONS

                    SECTION 6.1.  Conditions to Obligations of Each Party to
                                  ------------------------------------------
Effect the Merger.  The respective obligations of each party to effect the
- - -----------------
Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                    (a)   Shareholder Approval.  This Agreement and the Merger
                         --------------------
               shall have been approved and adopted by the requisite vote of the shareholders of New York.

                    (b)   No Order.  No governmental entity or federal or state
                         --------
               court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits consummation of the Merger or any transaction contemplated hereby and there shall be pending no action by any governmental authority to enjoin or otherwise prohibit the consummation of the transactions contemplated hereby; provided,
                                                                     --------
               however, that the parties shall use their reasonable best efforts
               -------
               to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                    (c)   HSR Act.  The waiting period (and any extension
                         -------
               thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

                    (d)   Governmental Approvals.  All filings required to be
                         ----------------------
               made prior to the Effective Time with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any federal or state insurance, securities, banking or other governmental authority or agency in connection with the consummation of the transactions contemplated hereby ("Consents") shall have been
                                                  --------
               obtained without the imposition of any terms or conditions which would have a materially burdensome impact on New York or Chicago or any or their respective Subsidiaries, and all waiting periods relating to such approvals shall have expired.

                    SECTION 6.2.  Conditions Precedent to the Obligations of
                                  ------------------------------------------
Chicago.  The obligation of Chicago and Merger Sub to effect the Merger and the
- - -------
other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                   (a)  Compliance by New York.  All of the terms, covenants and
                        ----------------------
               conditions of this Agreement to be complied with and performed by New York at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by New York in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes expressly contemplated by this Agreement and except for representations and warranties that are made as of a specific time, which shall be true and correct in all material respects only as of such time. New York shall have delivered a certificate, dated as of the Closing Date and signed by its chief executive officer, of New York to Chicago to the foregoing effect.

                   (b)  Consents. All material consents required for the lawful
                        --------
               consummation of the transactions contemplated herein or the failure to obtain which would have a Material Adverse Effect shall have been obtained.

                   (c)  Absence of Material Adverse Effect.  Except as set forth
                        ----------------------------------
               in the Disclosure Letter, there shall not have occurred after September 30, 1994 any Material Adverse Effect.

                    SECTION 6.3.  Conditions Precedent to Obligations of New
                                  ------------------------------------------
York.  The obligations of New York to be discharged under this Agreement on or
- - ----
prior to the Effective Time are subject to satisfaction of the following condition at or prior to the

          Effective Time (unless waived by New York at or prior to the Effective
Time):
                   (a)  Compliance by Chicago.  All of the terms, covenants and
                        ---------------------
               conditions of this Agreement to be complied with and performed by Chicago at or prior to the Closing shall have been complied with and performed by Chicago in all material respects, and the representations and warranties made by Chicago in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes contemplated by this Agreement. Chicago shall have delivered a certificate, dated as of the Closing Date and signed by the an executive officer, of Chicago to New York to the foregoing effect.

                   (b)  Consents.  All material consents required for the lawful
                        --------
               consummation of the transactions contemplated herein shall have been obtained.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                    SECTION 7.1.  Termination.  This Agreement may be terminated
                                  -----------
          at any time prior to the Effective Time:

                        (i)   by mutual written consent of New York and Chicago;

                       (ii) by New York or Chicago, if the Effective Time shall not have occurred on or before December 31, 1995; provided,
                                                                       --------
               however, that the right to terminate this Agreement under this
               -------
               clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the closing to occur on or before such date;

                      (iii) by New York or Chicago, if any judgment, injunction, order or decree enjoining New York or Chicago from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to
                              --------  -------
               terminate this Agreement pursuant to this clause (iii) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

                       (iv) by Chicago if there has been a material breach of any representation, warranty or material covenant or agreement of New York contained in this Agreement which breach is incurable or which is not cured after 30 days' written notice by Chicago to New York;

                        (v) by New York if there has been a material breach of any representation, warranty, or covenant or agreement of Chicago or Merger Sub contained in this Agreement, which breach is incurable or has not been cured after 30 days' written notice by New York to Chicago;

                       (vi) by either Chicago or New York, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption of this Agreement and the Merger by the shareholders of New York at the Special Meeting;

                      (vii) by Chicago, if (a) the Board of Directors of New York shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Chicago or Merger Sub or shall have resolved to do any of the foregoing or (b) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 20% of the then outstanding shares of New York Common Stock;

                     (viii) by New York, upon the failure of Chicago to purchase the Chicago SPA Securities by December 31, 1994 other than as a result of the failure of the conditions to Chicago's obligations to purchase such securities under the Chicago SPA to be satisfied as of such date; and

                       (ix) by Chicago, if the October SPA has not been terminated by December 31, 1994 or if Chicago has not purchased the Chicago SPA Securities by December 31, 1994 as a result of the failure of any of the conditions to Chicago's obligations to purchase such securities to be satisfied as of such date.

                    SECTION 7.2.  Effect of Termination.  (a)  Except for the
                                  ---------------------
covenant contained in the final sentence of Section 5.4, paragraph (b) of this Section and Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, no party to this Agreement (or any of its directors or officers) shall have any liability or further obligation to any other party, except that nothing herein will relieve any party from liability for any intentional breach of any provision of this Agreement.

                    (b) If Chicago shall not be in material breach of its covenants or agreements contained in this Agreement at the time of termination of this Agreement then, in the event that this Agreement shall be terminated pursuant to Section 7.1 (iv) or (vii), New York shall pay to Chicago upon such termination an amount equal to its reasonable out-of-pocket expenses (including, without limitation, disbursements and fees paid to outside advisors and consultants (including, without limitation, counsel and accountants) incurred, arising from or in any way related to the possible business combination between the parties hereto).

                    SECTION 7.3.  Amendment.  Subject to applicable law, this
                                  ---------
Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the
                --------  -------
shareholders of New York, no amendment which under applicable law may not be made without the approval of the shareholders of New York, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                    SECTION 7.4.  Waiver.  At any time prior to the Effective
                                  ------
Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                    SECTION 8.1.  Effectiveness of Representations, Warranties
                                  --------------------------------------------
and Agreements.  Except as set forth in the following sentence, the
- - --------------
representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time.

                    SECTION 8.2.  Fees, Expenses and Other Payments.  Other than
                                  ---------------------------------
as provided in Section 7.2(b), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses including without limitation all costs and expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees.

                    SECTION 8.3.  Notices.  All notices and other communications
                                  -------
given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                    (a)  If to Chicago or Merger Sub:

                         CNA Financial Corporation
                         CNA Plaza
                         Chicago, Illinois  60685
                         Attention:  Chief Executive Officer
                         Fax:  (312) 822-4053

                         with copies to:

                         CNA Financial Corporation
                         CNA Plaza
                         Chicago, Illinois  60685
                         Attention:  General Counsel
                         Fax:  (312) 822-1297

                         and

                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, New York  10019
                         Attention:  Craig M. Wasserman
                         Fax:  (212) 403-2000

                    (b)  If to New York:

                         The Continental Corporation
                         180 Maiden Lane
                         New York, New York  10038
                         Attention:  Chief Executive Officer
                         Fax:  (212) 440-3857

                         with copies to:

                         The Continental Corporation
                         180 Maiden Lane
                         New York, New York  10038
                         Attention:  General Counsel
                         Fax:  (212) 440-3857

                         and

                         Debevoise & Plimpton
                         875 Third Avenue
                         New York, New York  10022
                         Attention:  Edward A. Perell
                         Fax:  (212) 909-6836


                    SECTION 8.4.  Headings.  The headings contained in this
                                  --------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    SECTION 8.5.  Severability.  If any term or other provision
                                  ------------
of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                    SECTION 8.6.  Entire Agreement.  This Agreement (together
                                  ----------------
with the Annex hereto, the Disclosure Letter, the Chicago SPA (and the exhibits thereto) and the other documents delivered pursuant hereto) and the Confiden-tiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                    SECTION 8.7.  Assignment.  This Agreement shall not be
                                  ----------
assigned by operation of law or otherwise.

                    SECTION 8.8.  Parties in Interest.  This Agreement shall be
                                  -------------------
binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights, except that the provisions of Section 5.8 shall inure to the benefit of the directors of New York.

                    SECTION 8.9.  [Intentionally omitted.]

                    SECTION 8.10.  Governing Law.  THIS AGREEMENT SHALL BE
                                   -------------
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

                    SECTION 8.11.  Counterparts.  This Agreement may be executed
                                   ------------
in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    IN WITNESS WHEREOF, CNA Financial Corporation, Chicago Acquisition Corp. and The Continental Corporation have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                         CNA FINANCIAL CORPORATION


                                         By
                                            ----------------------
                                            Name:
                                            Title:


                                         CHICAGO ACQUISITION CORP.


                                         By
                                            ----------------------
                                            Name:
                                            Title:


                                         THE CONTINENTAL CORPORATION


                                         By
                                            ------------------
                                            Name:
                                            Title:

LOCATION OF DEFINITIONS


TERM                                              SECTION
- - ----                                              -------

Acquisition Proposal                              Section 4.2
Affiliate                                         Section 2.24
Agreement                                         Preamble
Annual Report                                     Section 2.6
Bank                                              Section 5.3(a)
Bank Restrictions                                 Section 5.3(a)
Bank Trust                                        Section 5.3(a)
Benefit Plans                                     Section 2.20(a)
Certificates                                      Section 1.7(a)
Chicago                                           Preamble
Chicago Mirror Preferred Stock                    Section 1.7(d)
Chicago Preferred Stock                           Recitals
Chicago SPA                                       Recitals
Chicago SPA Securities                            Recitals
Consents                                          Section 6.1(d)
Code                                              Section 2.20(a)
Confidentiality Agreement                         Section 5.4
Converted Shares                                  Section 1.7(a)
Costs                                             Section 5.8(a)
Disclosure Letter                                 Article II
Dissenting Shares                                 Section 1.11
D&O Insurance                                     Section 5.8(c)
Effective Time                                    Section 1.4
Encumbrance                                       Section 2.6
Environmental Laws                                Section 2.13
ERISA                                             Section 2.20(a)
Exchange Act                                      Section 2.3(b)
Existing Preferred Stock                          Section 2.2
Hazardous materials                               Section 2.13
HSR Act                                           Section 2.9(a)
Indemnified Parties                               Section 5.8(a)
Licenses                                          Section 2.11
Material Adverse Effect                           Section 2.5
Merger                                            Recitals
Merger Consideration                              Section 1.7(a)
Merger Sub                                        Preamble
New York                                          Preamble
New York Certificate                              Section 1.4
New York Common Stock                             Section 1.7(a)
New York Preferred Stock                          Section 2.2
NYBCL                                             Section 1.1
October Agreements                                Recitals
October APA                                       Recitals
October SPA                                       Recitals
October SPA Securities                            Recitals

Options                                           Section 1.10
Partnership                                       Recitals
Payment Agent                                     Section 1.8(a)
Payment Fund                                      Section 1.8(a)
Per Share Merger Consideration                    Section 1.7(a)
Proxy Statement                                   Section 5.2(b)
Qualified Plan                                    Section 2.20(b)
Quarterly Reports                                 Section 2.3(a)
Regular Quarterly Cash Dividends                  Section 4.1(7)
Representatives                                   Section 5.4
SEC                                               Section 2.3(a)
SEC Documents                                     Section 2.3(a)
Securities Act                                    Section 2.3(c)
Series A Preferred Stock                          Section 2.2
Series B Preferred Stock                          Section 2.2
Special Meeting                                   Section 5.2(a)
Statutory Statements                              Section 2.19(b)
Subsidiary                                        Section 2.5
Surviving Corporation                             Section 1.1